Exhibit 10.1

Newell Brands Inc.

2023 Special Incentive Program

Terms and Conditions

1. Grants. Under the terms and provisions of the Newell Brands Inc. 2022 Incentive Plan (the “2022 Incentive Plan”), the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of Newell Brands Inc. (the “Company”), at any time and from time to time, may grant awards based on shares of the Company’s Common Stock, including Stock Units pursuant to Section 8 of the 2022 Incentive Plan (referred to herein as “Restricted Stock Units” or “RSUs”), to eligible employees in such amounts as the Committee shall determine.

This document, referred to herein as the “2023 Special Incentive Program” or the “2023 Special Program,” establishes a methodology for determining awards of cash bonus awards and Restricted Stock Units under the 2022 Incentive Plan to Employees selected by the Committee (collectively the “Key Employees”). The Committee or, in the case of awards to the Chief Executive Officer, the independent members of the Board of Directors (the “Independent Directors”), intends to grant one-time cash bonus awards and RSUs to Key Employees pursuant to the guidelines set forth below. The Committee has delegated to certain officers of the Company (the “Authorized Officers”) its authority to determine awards of cash bonuses and RSUs to Key Employees in accordance with this 2023 Special Program other than (i) officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, or (ii) as may be prohibited by applicable law, regulation or rule of a stock exchange on which the Company’s stock is listed. As used herein, the term “Committee” shall include, as the context requires, the Committee, the Independent Directors or, solely with respect to selecting participants within the parameters described above and determining and establishing the amounts and allocations of awards to such participants as described herein, the Authorized Officers.

2. Guidelines. The number of RSUs granted to a Key Employee as a 2023 Special Program award will be determined as follows:

(a) The Committee will determine:

(i) For each Key Employee identified by the Committee to receive an award, an award value, expressed as a dollar value, which value will be based on criteria as determined by the Committee (the “Base Value”).

(ii) Performance Goals for purposes of determining the Company’s performance with respect to Gross Margin Improvement and Free Cash Flow Productivity for the relevant performance period.

(b) Of the Base Value determined for each Key Employee:

(i) Cash Bonus. The Committee intends to authorize the payment to each Key Employee, other than the Company’s President and Chief Executive Officer as of 11:59 p.m. Eastern Time on May 16, 2023 (the “CEO”) and Chief Financial Officer as of May 16, 2023 (the “CFO”), of a one-time cash bonus in the amount of 15% of the applicable Base Value established for such Key Employee, payable on or before December 15, 2023, subject to the Key Employee’s continued employment on the payment date.

(ii) Time-Based RSUs (“TRSUs”). The Committee intends to authorize the grant to each Key Employee other than the CEO and the CFO of a number of TRSUs determined by dividing 35% of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant of the award.

(iii) Performance-Based Restricted Stock Units (“PRSUs).

(A) The Committee intends to authorize the grant to each of the CEO and the CFO of a number of PRSUs determined by dividing 100% of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant.

(B) The Committee intends to authorize the grant to each Key Employee other than the CEO and the CFO of a number of PRSUs determined by dividing 50% of the applicable Base Value established for such Key Employee by the Fair Market Value of a share of Common Stock on the date of grant. Each PRSU grant will be subject to the performance analysis described in Exhibit A attached hereto.

3. RSU Vesting.

(a) 100% of each TRSU grant will vest on the one-year anniversary of the date of grant, subject to continued employment.

(b) 100% of each PRSU grant to the CEO and the CFO will vest on February 27, 2026, subject to achievement of the applicable performance measures and continued employment.

(c) Each PRSU grant to a Key Employee other than the CEO and the CFO will vest as follows:

(i) 70% of the total PRSU grant will vest on the two-year anniversary of the date of grant, subject to achievement of the applicable performance measures and continued employment.

(ii) The remaining 30% of the total PRSU grant will vest on the three-year anniversary of the date of grant, subject to achievement of the applicable performance measures and continued employment.

4. RSU Award Agreements. Each RSU grant awarded pursuant to this 2023 Special Program will be evidenced by a RSU Agreement in accordance with the Incentive Plan, which will specify the number of RSUs subject to the award, the vesting schedule, the payment provisions, including dividend or dividend equivalent payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting, and/or restrictions under applicable federal or state securities laws. Exhibit A to this 2023 Special Program will be included as an exhibit to each RSU issued pursuant to this 2023 Special Program.

5. Amendment or Termination of 2023 Special Program. The Committee reserves the right to amend or terminate the 2023 Special Program at any time, retroactively or otherwise. No such amendment or termination will affect any outstanding RSU Award, which will be governed by the terms of the applicable RSU Agreement accepted by the recipient.

6. Non-US Employees. Notwithstanding anything else set forth herein to the contrary, Key Employees who reside outside the United States, other than such employees residing in Argentina and Venezuela, will receive under the 2023 Special Program only cash–settled TRSUs and PRSUs.

7. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Incentive Plan.

EXHIBIT A

Performance Criteria Applicable to

Performance-Based RSUs

for 2023 Special Incentive Program

1.

The Committee will determine the extent to which each of the Performance Goals related to the criteria described below have been achieved. The total payout percentage applicable to the Award (the “Award Payout Percentage”) shall be equal to the average of the payout percentage for Gross Margin Improvement and the payout percentage for Free Cash Flow Productivity as described below (rounded to one decimal place). At each vesting date, the number of Performance-Based RSUs that are vesting will be multiplied by the Award Payout Percentage to determine the adjusted number of Restricted Stock Units, and thus the number of shares of Common Stock or cash equivalents, to be issued upon vesting pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant. Notwithstanding the foregoing, the Award Payout Percentage shall not exceed a maximum of two hundred percent (200%).

2.	Gross Margin Improvement

a.

For any Performance-Based RSU award to the Company’s Chief President and Chief Executive Officer as of 11:59 p.m. Eastern Time on May 16, 2023 (the “CEO”) or Chief Financial Officer as of May 16, 2023 (the “CFO”), Gross Margin Improvement will be defined as the Company’s Adjusted Gross Margin for the twelve months ending December 31, 2025 minus the Company’s Adjusted Gross Margin for the twelve months ending December 31, 2023, expressed in basis points.

b.

For any Performance-Based RSU award to a Key Employee other than the CEO and the CFO, Gross Margin Improvement will be defined as the Company’s Adjusted Gross Margin for the twelve months ending December 31, 2024 minus the Company’s Adjusted Gross Margin for the twelve months ending December 31, 2023, expressed in basis points.

c.

Adjusted Gross Margin shall be the Company’s reported gross margin percentage, as determined in accordance with Generally Accepted Accounting Principles and using actual foreign exchange rates, excluding the impact of restructuring and restructuring-related expenses, costs related to the extinguishment of debt, impairment charges, pension curtailment and settlement charges, gains, losses and expenses associated with the sale of a business unit or line of business, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, certain inflationary adjustments, expenses related to certain product recalls, certain tax benefits and charges and other items normalized or adjusted for public reporting. Foreign currency transaction gains or losses will be included in the calculation of Adjusted Gross Margin.

3.	Free Cash Flow Productivity

a.

For any Performance-Based RSU award to the CEO or the CFO, Free Cash Flow Productivity (%) shall be defined as Free Cash Flow divided by Adjusted Net Income, in each case for the twenty-four months ending December 31, 2025, expressed as a percentage.

b.

For any Performance-Based RSU award to a Key Employee other than the CEO and the CFO, Free Cash Flow Productivity (%) shall be defined as Free Cash Flow divided by Adjusted Net Income, in each case for the twelve months ending December 31, 2024, expressed as a percentage.

c.

Free Cash Flow is defined as the Company’s reported operating cash flow as determined in accordance with Generally Accepted Accounting Principles, less capital expenditures, subject to the adjustments described in subsection (e) below.

d.	Adjusted Net Income is the Company’s reported net income as determined in accordance with Generally Accepted Accounting Principles, subject to the adjustments described in subsection (e) below).

e.

The calculation of Free Cash Flow and Adjusted Net Income shall exclude the impact of impairment charges; gains, losses and tax payments associated with the divestiture of a business unit or line of business; non-cash discrete tax charges and benefits; and other items significantly affecting the calculation of Free Cash Flow Productivity that are not indicative of the Company’s core operating results for the relevant period and affect the comparability of underlying results from period to period, as determined by the Committee.

4.	General Provisions

a.

The payout percentage for each Performance Goal above shall be determined in accordance with those applicable targets and payout percentages established by the Committee prior to the grant date of the award.

b.	The payout percentage for each Performance Goal above shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets.

c.	For any actual performance figure which falls between two defined payout thresholds, the payout with respect to the applicable metric shall be determined by straight-line interpolation.

d.

Upon the divestiture of a business unit or line of business, the targets for each Performance Goal above (collectively, the “Financial Targets”) shall be adjusted to exclude the estimated results for the divested business unit or line for the period following the divestiture, to reflect the negative impact of any unabsorbed overhead (net of transition service fee recovery) resulting during the period following the divestiture. Upon the acquisition of a business unit or line of business, the Financial Targets will be adjusted to reflect the anticipated impact of the transaction during the performance period in accordance with management estimates as communicated to the Board of Directors (or a committee thereof) in support of the acquisition approval request, including any related interest expense or financing cost.

e.

The targets described above will be updated to reflect the impact of any natural disaster, act of God, disease, hostilities or similar force majeure event that has a material adverse impact on the Company’s results, subject to approval by the Committee.